CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of CompuDyne Corporation (the Company) on Form S-8 of our report, which includes an explanatory paragraph regarding the expiration of a major contract which has generated a significant portion of the Company's net sales, dated March 29, 1995, on our audits of the consolidated financial statements of CompuDyne Corporation and subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in the Company's Annual Report on Form 10-K.


                                  /s/ Coopers & Lybrand L.L.P.
                                 ________________________________
                                 Coopers & Lybrand L.L.P.

Washington, D.C.
December 22, 1995